Exhibit 99(m)(2)

THE LAZARD FUNDS, INC.

SERVICING AGREEMENT

Lazard Asset Management Securities LLC
30 Rockefeller Plaza
New York, New York 10112

Ladies and Gentlemen:

We wish to enter into this Agreement with you for distribution and/or certain other services with respect to shares (the “Shares”) of the series of The Lazard Funds, Inc. (the “Fund”) set forth on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a “Series”), of which you are the principal underwriter as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

The terms and conditions of this Agreement are as follows:

1. Provision of Services. We agree to provide reasonable assistance in connection with the sale of the Shares and/or to provide shareholder and administrative services for our Clients who own Shares through accounts in the Series (as specified on Schedule B attached hereto; each, an “Account”). Such services are as specified on Schedule C attached hereto. The term “Client” means (i) the beneficial owner of Shares, whether the Shares are held directly or by us in nominee name and (ii) for retirement plans, the plan participant, notwithstanding that the retirement plan may be deemed to be the beneficial owner of Shares.

2. Limited Agency; Operational Procedures.

          (a) You hereby appoint us as the Fund’s agent for the limited purpose of accepting Clients’ purchase and redemption orders for Shares. Other than as specifically provided herein, nothing in this Agreement shall be construed to establish a joint venture between us or establish either of us as an agent, partner or employee of the other, nor shall anything in this Agreement be construed to establish us or the Fund as an agent, partner or employee of the other. We understand that the Fund’s activities may be performed on its behalf by you (as distributor) or the Fund’s investment adviser, transfer agent or other authorized service providers.

          (b) Client orders for the purchase or redemption of Shares through the Accounts shall be processed in accordance with the Operating Procedures specified on Schedule D attached hereto.

(i) We represent that we have adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures (“Late Trading Procedures”) designed to ensure that any and all orders for the purchase, sale or exchange of Shares communicated by us to you or the Fund’s transfer agent to be treated in accordance with Schedule D as having been received on a Business Day (as defined in Schedule D) have been received by us by the Close of Trading (as defined in Schedule D) on such Business Day and were not modified after the Close of Trading, and that all Share orders received from Clients but not rescinded by the Close of Trading were communicated to you or the Fund’s transfer agent as received for that Business Day.

(ii) Each transmission of Share orders by us shall constitute a representation by us that such orders are accurate and complete and are as received by us by the Close of Trading on the Business Day for which the order is to be priced and that such transmission includes all Share orders received from Clients but not rescinded by the Close of Trading.

(iii) We will provide you with (A) a copy of our Late Trading Procedures and (B) such certifications and representations regarding our Late Trading Procedures as you may reasonably request. We will ensure the ability of appropriate regulatory authorities to obtain information and records relating to our Late Trading Procedures and the ability of you and the Fund or your agents to inspect our records and facilities regarding compliance with our Late Trading Procedures. We will notify you in writing of any material change in our Late Trading Procedures within 60 days of such change.

3. Offering of Shares. In no way shall the provisions of this Agreement limit your or the Fund’s authority and discretion to take such action as you or it may deem appropriate or advisable, without notice, in connection with all matters relating to the operation of the Fund or any Series and the sale of Shares, including the right to suspend sales or withdraw the offering of Shares of one or more Series. You will advise us of any U.S. states and other U.S. jurisdictions where the Shares are not qualified for sale.

4. Advertising Materials and Sales Literature; Fund Documentation.

          (a) We agree that neither we nor any of our employees or agents are authorized to make any statement or representation concerning the Shares except those contained (i) in the relevant Series’ then-current prospectus and/or statement of additional information, as amended or supplemented (collectively, the “Prospectus”), copies of which will be supplied by you to us, or (ii) in such advertising material or sales literature as may be supplied by you or authorized by you in writing. We understand that any supplemental sales literature, if distributed, must be preceded or accompanied by the relevant Series’ then-current prospectus. Advertising material and sales literature provided by you that are designated as being for broker-dealer use only may not be disseminated to the public.

          (b) You shall, as applicable, provide us upon request reasonably sufficient copies, at a single address, of: Prospectuses, proxy or information statements, shareholder reports and any other materials required to be delivered to record holders of Shares (collectively, “Fund Documentation”). Neither you nor the Fund shall be responsible for the cost of distributing such materials to Clients.

          (c) Each party will provide the other party with such information or documentation necessary for the other party to fulfill its obligations hereunder and such other information or documentation as each party may reasonably request, and each party is entitled to rely on any written records or instructions provided to it by the other party.

          5. Fees. In consideration of the services described herein, we shall be entitled to receive from you fees at the annual rate and frequency set forth on Schedule A, paid based on the average daily net asset value of Clients’ Shares held during relevant period (computed in the manner specified in the Fund’s charter documents and Prospectus). Our acceptance of any fees for such services shall constitute our representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed at each acceptance) that our receipt of such fees is lawful.

          6. Representations, Warranties and Covenants. The following representations, warranties and covenants are in addition to those made elsewhere in this Agreement.

          (a) Each party hereto hereby represents, warrants and covenants, as applicable, to the other party that:

(i) it will comply with all laws, rules and regulations of governmental authorities and regulatory agencies applicable to it by virtue of entering into and performing this Agreement;

(ii) the execution, performance and delivery of this Agreement by it will not violate any of its contractual obligations or any applicable laws, rules and regulations of governmental authorities and regulatory agencies;

(iii) it has full power and authority under applicable law, and has taken all necessary actions, to enter into and perform this Agreement; the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement; and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and

(iv) no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

          (b) You hereby represent and warrant to us that:

(i) you are duly registered as a broker-dealer pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(ii) the Fund is registered as an investment company under the 1940 Act and the Shares are registered under the Securities Act of 1933, as amended.

          (c) We hereby represent, warrant and covenant to you, as applicable, that:

(i) if we are not registered as a broker-dealer pursuant to the Exchange Act, we are not required to be so registered in order to perform the services specified in this Agreement;

(ii) if we are not registered as a transfer agent pursuant to the Exchange Act, we are not required to be so registered in order to perform the services specified in this Agreement;

(iii) if we are required to be a member of the Financial Industry Regulatory Authority (“FINRA”), we are a member in good standing and will comply with FINRA’s Conduct Rules, including any requirements as to suitability of Shares for Clients;

(iv) we will not be a “fiduciary” with respect to the performance of this Agreement for any Plan, as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”);

(v) our receipt of fees under and the performance of the services specified in this Agreement will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

(vi) we have full authority to act on behalf of Clients in the manner contemplated by this Agreement, and each time we so act we shall be deemed to have restated this representation and warranty;

(vii) we will impose any applicable redemption fee as described in the Fund’s prospectus;

(viii) we will not enter into any arrangements, formal or informal, with any Client to permit or facilitate the use of market timing or excessive trading strategies, we have implemented reasonable procedures to monitor for such activities, and we will cooperate with your reasonable requests in taking steps to deter and to detect the use of market timing or excessive trading strategies by any Client, including providing identity information (solely for the purpose of deterring and detecting the use of market timing or excessive trading strategies by Clients) and other information you reasonably request; and

(ix) we will maintain insurance coverage issued by a qualified insurance carrier appropriate in light of our duties under this Agreement.

          7. Client and Transaction Information.

          (a) Agreement to Provide Information. We agree to provide the Fund, upon written request (which may include electronic writings and facsimile transmissions, a “Request”), the taxpayer identification number (the “TIN”), the Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all Clients who have purchased, redeemed, transferred or exchanged Shares held through an Account with us during the period covered by the Request and the amount, date, name or other identifier of any investment professionals associated with the Clients or Accounts (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the Request for which transaction information is sought. The Fund may request transaction information older than 180 days from the date of the Request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

(ii) Form and Timing of Response. We agree to transmit the requested information that is on our books and records to the Fund or its designee promptly, but in any event not later than 10 business days after receipt of a Request. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the National Securities Clearing Corporation (the “NSCC”) Standardized Data Report Format, or any other format acceptable to the Fund.

(iii) Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without our prior written consent.

          (b) Agreement to Restrict Trading. We agree to execute a Request to restrict or prohibit further purchases or exchanges of Shares by a Client that has been identified by the Fund as having engaged in transactions in Shares (directly or indirectly through an Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

(i) Form of Instructions. Such Request must include the TIN, ITIN or GII if known, and the specific restrictions(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Clients or Accounts or other agreed upon information to which the instruction relates.

(ii) Timing of Response. We agree to execute the Request as soon as reasonably practicable, but not later than five business days after our receipt of the instructions.

(iii) Confirmation. We agree to provide written confirmation to the Fund as soon as reasonably practicable that the Request has been executed, but not later than 10 business days after the Request has been executed.

          (c) Share Holdings Through Indirect Intermediaries. We will use best efforts to determine, promptly upon the Request of the Fund, but not later than five business days after our receipt of the Request, whether any specific person or entity about whom the Fund has received information pursuant to Section 7 (a) of this Agreement is an “indirect intermediary” as defined in Rule 22c-2 under the 1940 Act (“Indirect Intermediary”) and, upon further Request from the Fund, promptly (but not later than five Business Days after receipt of such Request) either:

(i) provide (or arrange to have provided) the identification and transaction information set forth in Section 7(a) of this Agreement regarding such person who hold Shares through the Indirect Intermediary; or

(ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons.

We agree to inform the Fund whether it plans to perform (i) or (ii) above.

8. Privacy Law; AML Requirements.

          (a) Each party agrees that it will comply with all applicable laws and regulations relating to consumer privacy (“Privacy Law”) and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Law, “Client Information”) received from the other party other than (i) as required by law, regulation or rule; (ii) as permitted in writing by the disclosing party; (iii) to its affiliates; or (iv) as necessary to perform this Agreement or to service Clients, in each case in compliance with the reuse and redisclosure provisions of Privacy Law. Each party shall use its best efforts to (A) cause its employees and agents to be informed of and to agree to be bound by Privacy Law and the provisions of this Agreement and (B) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Client Information.

          (b) We have adopted and implemented compliance policies and procedures to comply with all money laundering and currency transaction reporting laws, regulations, requirements and guidance applicable to the Fund or to us (if applicable, as record holder of Fund shares for which we maintain information regarding beneficial holders of Fund shares), including those relating to Client identification and verification; monitoring for Specially Designated Nationals and Blocked Persons named on the U.S. Treasury Department’s Office of Foreign Assets Control list or other similar governmental lists; suspicious activity reporting; and recordkeeping requirements (collectively, “AML Requirements”), and with any “money laundering” guidelines as may be provided by you or the Fund or agreed with you and the Fund. We will ensure the ability of federal examiners to obtain information and records relating to

AML Requirements and the ability of you and the Fund or your agents to inspect our records and facilities regarding compliance with AML Requirements.

          (c) We will provide you with such information, representations and certifications regarding compliance with AML Requirements as you may reasonably request.

          (d) We will notify you if any of our representations with respect to our compliance with AML Requirements ceases to be true.

9. Indemnification; Adjustments.

          (a) You shall release, indemnify and hold harmless us and each of our affiliates, trustees, directors, members, officers, employees and agents from and against any and all losses, claims, damages, demands, actions, liabilities, costs and expenses (including reasonable attorneys’ fees) (“Losses”) arising out of or attributable to (i) any material misstatements in or omissions of material facts from any Prospectus, periodic report, or proxy statement of the Fund or any advertising material or sales literature supplied by you or the Fund or (ii) any breach by you of any representation, warranty or covenant made by you in this Agreement.

          (b) We shall release, indemnify and hold harmless you and the Fund and each of your or the Fund’s affiliates, directors, members, officers, employees and agents (the “Lazard Indemnitees”) from and against any and all Losses arising out of or attributable to (i) our bad faith, negligence or willful misconduct in the performance of our duties and obligations under this Agreement; (ii) any breach by us of any representation, warranty or covenant made by us in this Agreement; (iii) any statement or representation that we or our agents or employees make concerning the Fund that is inconsistent with the Prospectus or advertising material or sales literature supplied by you or authorized by you in writing; and (iv) any sale of the Shares outside of the U.S. or in any U.S. state or other U.S. jurisdiction where you have indicated to us that the Shares were not properly qualified for sale.

          (c) We agree not to seek a net asset value per Share of a Series as of a time other than the next calculated net asset value per Share following our receipt of a Client order (“As of Trade”) or to cancel or change a previously placed Account order without the prior approval of the Fund. We acknowledge that the Fund shall have complete and sole discretion as to whether or not to accept an As of Trade or to make a cancellation or change. If an As of Trade is authorized by the Fund to be processed as of a particular Business Day (as defined in Schedule D), we hereby warrant that such trade relates only to Client orders received by us by the Close of Trading (as defined in Schedule D) on that Business Day.

          (d) In the event that we (i) with approval of the Fund, place an As of Trade other than to correct your or the Fund’s error, (ii) place or adjust trades after the latest time for the placement of orders through the Fund/SERV service of the NSCC or, for manual transactions, the Order Deadline (as defined in Schedule D), or (iii) fail to settle trades in the manner described on Schedule D, we do hereby release, indemnify and hold harmless the Lazard Indemnitees from and against any and all Losses any of them may incur which arise out of or are attributable to such actions.

          (e) We understand that, in accordance with established Fund procedures for correction of errors in the computation of the net asset value of Shares, the Fund or its agent will make adjustments to the number of Shares owned in the Accounts and distribute underpayments to us for credit to the Accounts. If we, on behalf of Clients, receive amounts in excess of the amounts to which we otherwise would have been entitled in the absence of any error in the computation of the net asset value of Shares or otherwise as a result of an error of the Fund or its agent, we will use best efforts to collect such amounts from Clients. If, after such efforts, we are not able to recover all of such overpayment, we will cooperate with your or the Fund’s attempt to recover any portion of the overpayment, including providing you or the Fund with information reasonably available to us as to the identity of the Client(s) from whom the remainder has not been recovered.

          (f) In no event shall either party be liable for special, consequential or incidental damages.

10. Non-exclusivity. You and we acknowledge and agree that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of us may enter into similar agreements and arrangements with other entities.

11. Term.

          (a) We acknowledge that this Agreement shall become effective as of the date indicated by you below. We understand that if our compensation is subject (as indicated on Schedule A) to the Fund’s plan adopted pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 Plan”), as to each Series, this Agreement: (i) shall continue until the last day of the calendar year of execution and thereafter shall continue automatically for successive annual periods ending on the last day of each calendar year, provided such continuance is approved at least annually by a vote of a majority of the Fund’s Board and the Board members who are not “interested persons” (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of the 12b-1 Plan or any agreement related to the 12b-1 Plan (“Independent Board Members”), cast in person for the purpose of voting on such approval; (ii) is terminable without penalty, at any time, by vote of a majority of the Independent Board Members; (iii) is terminable on not more than 60 days’ written notice by vote of holders of a majority of the Series’ outstanding voting securities (as defined in the 1940 Act); and (iv) is terminable upon 15 days’ notice by you. If our compensation is not subject to a 12b-1 Plan, either party may terminate this Agreement on 15 days’ notice to the other party.

          (b) You shall have the right to terminate this Agreement, without prior notice, if: (i) we or any of our registered principals become the subject of any investigation or disciplinary action by any governmental, regulatory or judicial authority that has resulted, or for which it appears reasonably likely will result, in the loss or suspension of any required registration, membership or license; (ii) our ability to perform our obligations under this Agreement has become or is reasonably likely to become impaired; (iii) we otherwise breach any of the representations, warranties or covenants set forth in this Agreement; (iv) we fail to perform the services contemplated by this Agreement; or (v) if our compensation is subject to the 12b-1 Plan, if the 12b-1 Plan is terminated by the Fund’s Board, or the 12b-1 Plan, or any part thereof, is found invalid or is ordered terminated by any regulatory or judicial authority.

          (c) This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

12. Complete Agreement; Amendment.

          (a) This Agreement and the Schedules hereto (which are incorporated by reference) contain the full and complete understanding between the parties with respect to the matters covered and contemplated hereunder and supersede all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied.

          (b) No modification or waiver of any provisions of this Agreement will be binding unless in writing and executed by the party to be bound thereby, except that, notwithstanding anything in this Agreement to the contrary, our placement of an order to purchase Shares subsequent to our receipt of written notice of amendment of Schedule A by you shall constitute our agreement to the amendment.

13. Notices. All communications to you shall be sent to you at the address set forth above, attention: Lazard Asset Management LLC, Director, Legal Affairs. Any notice to us shall be duly given if delivered (via hand delivery, commercial courier service or certified mail) or sent by confirmed facsimile to us at the address or number set forth below.

14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.

15. Survival. The provisions of sections 8, 9 and 15 (and any other provisions expressly stating their survival) will survive the termination of the Agreement.

Very truly yours,

Date:	By:

Name:
Title:

Please return two signed copies of this Agreement to Lazard Asset Management Securities LLC. Upon acceptance, one countersigned copy will be returned for your files.

Accepted:
LAZARD ASSET MANAGEMENT SECURITIES LLC

Date:	By:

Name:
Title:

SCHEDULE A

Open Shares

Name of Series	Cusip	Annual Percentage Rate (paid monthly)٭

Lazard Capital Allocator Opportunistic Strategies Portfolio	52106N483%
Lazard Developing Markets Equity Portfolio	52106N467
Lazard Emerging Markets Debt Portfolio	52106N129
Lazard Emerging Markets Equity Blend Portfolio	52106N418
Lazard Emerging Markets Equity Portfolio	52106N764
Lazard Emerging Markets Equity Select Portfolio	52106N434
Lazard Emerging Markets Multi-Strategy Portfolio	52106N145
Lazard Global Listed Infrastructure Portfolio	52106N442
Lazard International Equity Portfolio	52106N830
Lazard International Equity Select Portfolio	52106N657
Lazard International Small Cap Equity Portfolio	52106N772
Lazard International Strategic Equity Portfolio	52106N582
Lazard U.S. Equity Value Portfolio	52106N574
Lazard U.S. High Yield Portfolio	52106N681
Lazard U.S. Mid Cap Equity Portfolio	52106N715
Lazard U.S. Municipal Portfolio	52106N376
Lazard U.S. Small-Mid Cap Equity Portfolio	52106N780
Lazard U.S. Strategic Equity Portfolio	52106N632

٭

The Fund pays 0.25% pursuant to the 12b-1 Plan, and the remainder is paid by Lazard Asset Management Securities LLC or its affiliates. Payment is subject to continued effectiveness of the 12b-1 Plan. We understand that the Fund’s Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made. In connection with such reviews, we will furnish you or your designees with such information or reports as you or they may reasonably request, which reports shall be accurate and complete.

Institutional Shares

Name of Series	Cusip	Annual Percentage Rate (paid quarterly)

Lazard Capital Allocator Opportunistic Strategies Portfolio	52106N491%
Lazard Developing Markets Equity Portfolio	52106N475
Lazard Emerging Markets Debt Portfolio	52106N111
Lazard Emerging Markets Equity Blend Portfolio	52106N392
Lazard Emerging Markets Equity Portfolio	52106N889
Lazard Emerging Markets Equity Select Portfolio	52106N426
Lazard Emerging Markets Multi-Strategy Portfolio	52106N137
Lazard Global Listed Infrastructure Portfolio	52106N459
Lazard International Equity Portfolio	52106N400
Lazard International Equity Select Portfolio	52106N665
Lazard International Small Cap Equity Portfolio	52106N806
Lazard International Strategic Equity Portfolio	52106N590

Lazard U.S. Equity Value Portfolio	52106N616
Lazard U.S. High Yield Portfolio	52106N699
Lazard U.S. Mid Cap Equity Portfolio	52106N723
Lazard U.S. Municipal Portfolio	52106N384
Lazard U.S. Small-Mid Cap Equity Portfolio	52106N509
Lazard U.S. Strategic Equity Portfolio	52106N624

SCHEDULE B

OMNIBUS ACCOUNTS

•	We will maintain sub-accounts for each Client through one or more omnibus or master Accounts in each Series.

•	We will perform all sub-accounting for Clients investing in Shares through the Accounts.

•	We will be responsible for all administration and maintenance of our Clients’ investments in Shares through the Accounts.

•

We will provide to you, by the tenth day of each calendar quarter, (a) a report which indicates the number of Clients holding Shares of a Series through each Account as of the last day of the prior month and (b) such other information as you or your designee may reasonably request.

SCHEDULE B

NETWORKING

•

Each party (a) represents that it has executed the NSCC’s standard Networking Agreement (the “Networking Agreement”) and (b) agrees to perform all duties assigned to it by the NSCC and to conduct its activities in accordance with the rules, regulations, policies and procedures of the NSCC, as applicable.

•

The terms of the Networking Agreement shall be incorporated by reference herein. The term “Firm” as used in the Networking Agreement shall refer to us, and the term “Fund Agent” as used in the Networking Agreement shall refer to you.

•	Each party agrees that its responsibilities with respect to accounts maintained through Networking shall be allocated in accordance with the Matrix Level agreed between the parties.

SCHEDULE C

SERVICES

We shall be responsible for the following, unless an item is the responsibility of you or the Fund pursuant to the relevant Matrix Level for Accounts maintained through Networking:

1.	establishing and maintaining the Accounts;

2.	accepting orders for the purchase and redemption of Shares and transmitting such orders to you;

3.	tracking, collecting from Clients and remitting to you any applicable redemption fee to be deducted from Clients’ Share redemption proceeds in accordance with the Prospectus;

4.	disbursing dividends and distributions to Clients and/or arranging for reinvestment in Shares;

5.	delivering Fund Documentation to Clients and prospective Clients as required by applicable law;

6.	providing Clients with a schedule of services and any fees that we may charge Clients directly for such services;

7.

maintaining a record of each Client’s name, address (including zip code) and taxpayer identification number; the time, date and price for all Share transactions; and the number of Shares held by such Client;

8.	preparing, filing and transmitting all federal, state and local government returns and reports as required by law;

9.

providing the Fund or its designee with Account registration and other information and updates to such information, including addresses, tax identification numbers, tax withholding information and the selection of Account options and privileges (registration information must be received prior to any trade activity and the Fund may reject any form of pending registration);

10.	monitoring and maintaining Client accounts, including verifying account information and documentation and delivering confirmations in compliance with Rule 10b-10 under the Exchange Act;

11.

as required by law, preparing and transmitting to Clients periodic account statements showing, among other appropriate information, the total number of Shares owned and the net asset value of Shares as of the statement closing date, purchases and redemptions of Shares during the period and other distributions during the statement period (whether paid in cash or reinvested);

12.	making our employees available during normal business hours to consult with you or your designees concerning the performance of our responsibilities under this Agreement; and

13.	maintaining all other records as required by law.

We also shall perform some or all of the following services:

1.	marketing, advertising and distributing Shares in accordance with this Agreement;

2.	answering Client inquiries about the Fund;

3.	assisting Clients in changing dividend options and other account designations and addresses;

4.	integrating Client statements with those of other transactions and balances in Clients’ other accounts serviced by us;

5.	arranging for bank wires; and

6.	providing such other information and services as the Fund reasonably may request, to the extent we are permitted by applicable law, rule or regulation.

SCHEDULE D

OPERATING PROCEDURES

General

•

Orders that we receive from Clients by the close of regular trading (the “Close of Trading”) on the New York Stock Exchange (the “NYSE”) (usually 4:00 p.m., Eastern time) on each day on which a Series calculates its net asset value (as described in the Prospectus, a “Business Day”) shall be treated by you and us as though received on that Business Day. Orders that we receive after the Close of Trading shall be treated by you and us as though received on the next Business Day. All orders are subject to acceptance or rejection in the sole discretion of you and/or the Fund or its agent, and orders shall be effective only upon receipt in proper form.

•

You will use commercially reasonable efforts to make available to us each Series’ net asset value per share on each Business Day as soon as reasonable practicable after calculation—usually 6:30 p.m., Eastern time.

•	The Fund or its agent will furnish notice of the declaration of any dividends or distributions payable by the Fund’s Series. This information will include the record and payable dates.

•	Dividends and distributions will be automatically reinvested at net asset value in accordance with the Prospectus unless otherwise instructed by us.

For transactions through the NSCC’s Fund/SERV service

•

Each party (a) represents that it has entered into a membership agreement with the NSCC and it is eligible to participate in the NSCC’s Fund/SERV system and (b) agrees to perform all duties assigned to it by the NSCC and to conduct its activities in accordance with the rules, regulations, policies and procedures of the NSCC, as applicable.

•

We shall use our best efforts to transmit all Account transactions through Fund/SERV by 8:00 p.m., Eastern time each Business Day or, if we are using the Defined Contribution Clearing Service of the NSCC (“DCCS”) and use the settlement override indicator, 6:00 a.m. on the next Business Day (“T+1”). If we fail to transmit such transactions through Fund/SERV by 12:00 a.m., Eastern time on T+1, or, if we are using DCCS and use the settlement override indicator, by 6:00 a.m. on T+1, we shall notify you by 9:00 a.m., Eastern time on T+1 of such failure.

For manual transactions

Unless processed using the NSCC’s Fund/SERV interfaces in the customary manner as prescribed by the NSCC, operational responsibilities will be executed as follows:

•	For trades placed on T+1 for investment at the prior Business Day’s net asset value:

	(a)	Trade orders for the Accounts must be communicated to you by us prior to 9:00 a.m., Eastern time on T+1 (the “Order Deadline”) in the manner agreed between the parties;

(b)

We will wire, or arrange for the wire of, the purchase price of each purchase order to the Funds’ custodian (the “Custodian”) as you shall direct in writing so that either (i) such funds are received by the Custodian prior to 11:30 a.m., Eastern time on T+1, or (ii) we provide you or your designee a federal funds wire system reference number prior to 11:30 a.m., Eastern time on T+1 evidencing the entry of the wire transfer of the purchase price prior to such time; and

(c) You or your designee shall transmit by wire the proceeds of net redemption orders placed by the Order Deadline by us to the appropriate custodial account.

•	You will make available confirmations of each executed trade the next Business Day following receipt of the trade from us. We shall promptly inform you of any discrepancies.

•	You will make Account statements available no less frequently than each calendar quarter.